SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: November 21, 2005
(Date of earliest event reported)

Nu Horizons Electronics Corp.

 (Exact name of registrant as specified in its charter)

Delaware	001-08798	11-2621097
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

70 Maxess Road, Melville, New York		11747
(Address of principal executive offices)		(Zip Code)

(631) 396-5000
(Registrant's telephone number including area code)

N/A
(Former name or former address, if changed since last report)

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously reported, on September 30, 2004, Nu Horizons Electronics Corp. (the “Registrant”) entered into a secured revolving credit agreement with eight banks (the “Lenders”) which provides for maximum borrowings of $100,000,000. On November 21, 2004, the Registrant entered into an amendment (the “Amendment”) to the credit agreement (as so amended, the “Credit Agreement”) pursuant to which the interest rate on borrowings under the Credit Agreement is either (i) the lead Lender’s prime rate or (ii) LIBOR plus 175 basis points, at the option of the Registrant, through September 29, 2008. In addition, the Amendment eliminates certain covenants relating to maximum leverage ratios and minimum interest coverage. Amounts outstanding under the Credit Agreement are now secured by a lien on the Registrant’s, equipment, receivables, inventory and a pledge of a portion of the Registrant’s equity in its foreign subsidiaries. Borrowings under the Credit Agreement are currently $38.5 million. The Registrant may borrow, repay and reborrow amounts under the Credit Agreement.

The Credit Agreement continues to contain customary restrictive and financial covenants, including financial covenants regarding a maximum net loss, minimum excess availability, minimum capital base and maximum cash capital expenditures, as well as customary events of default. The obligation of the Registrant to pay the amounts outstanding under the Credit Agreement may be accelerated upon the occurrence of any breach of covenant or other such events of default.

All descriptions of the terms the credit agreement, as amended by the Amendment, are qualified by reference to the actual provisions of the initial credit agreement which is filed as Exhibit 10.1 to the Registrant’s Form 8-K dated September 30, 2004 and the amendment to the Credit Agreement which is filed as Exhibit 10.1 hereto and which terms incorporated herein by reference.

Item. 9.01.  Financial Statements and Exhibits

10.1
Second Amendment dated as of November 21, 2005, to Revolving Credit Agreement dated September 30, 2004 between the Registrant and Citibank N.A., Bank of America, JP Morgan Chase, HSBC, North Fork Bank, Israel Discount Bank, Sovereign Bank and Bank Leumi

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nu Horizons Electronics Corp.

Date: November 22, 2005	By:	/s/ Paul Durando
Paul Durando Vice President - Finance